Lawson Products Reports First Quarter 2013 Results

CHICAGO, April 25, 2013 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2013.

Financial Highlights

•	Average daily sales increased 2.2% over the fourth quarter of 2012.

•	Sales productivity improved 8.8% from a year ago and 3.2% compared to the fourth quarter of 2012 as measured by average sales per representative per day.

•	Adjusted non-GAAP operating income was $2.4 million, an improvement of $2.9 million over a year ago and $0.4 million improvement from the fourth quarter of 2012.

Michael DeCata, president and chief executive officer, commented, “We continued to sharpen our focus on growing sales during the first quarter. An important element of that refocusing was the transition of our U.S. sales force from independent agents to employees, which became effective on January 1, 2013. We are encouraged by the improvement in sales productivity that has begun to appear in our results. We believe this transition, along with other initiatives, including our enhanced website and the opening of our new McCook distribution center, will support additional sales growth.”
First Quarter Results

Net sales for the first quarter of 2013 decreased 5.2% to $72.0 million versus $76.0 million for the first quarter of 2012. The decrease was mainly driven by reduced sales coverage due to an 11% decline in the average number of sales representatives in the first quarter of 2013 compared to the prior year period. The decrease was partially offset by an improvement in sales force productivity of 8.8% from a year ago. Lower government sales and one less selling day in the 2013 quarter also negatively impacted sales. Average daily sales declined 3.7% to $1.143 million in the first quarter of 2013 from $1.187 million in the first quarter of 2012; however, average daily sales increased 2.2% sequentially from the fourth quarter of 2012.

Gross profit for the first quarter of 2013 was $41.0 million and increased as a percent of sales to 56.9% from 54.4% a year-ago. The increase was primarily due to improved freight recoveries compared to the prior year quarter and better than anticipated proceeds from the liquidation of discontinued products.

Selling, general and administrative expenses (“SG&A”) included a $1.2 million expense for the Company's national sales meeting, an increase of $1.4 million in stock based compensation and an increase of $0.5 million in payroll-related taxes primarily as a result of moving Lawson's U.S. independent agents to employee status effective January 1, 2013. Excluding these expenses, SG&A declined $3.2 million from the prior year quarter, primarily within compensation, consulting, travel and other expenses. Total SG&A expenses were $43.9 million for the quarter compared to $44.0 million a year ago.

Excluding the cost of the national sales meeting, stock based compensation and payroll-related taxes, adjusted non-GAAP operating income was $2.4 million for the first quarter of 2013 (See reconciliation in Table 1). This represents an increase of $2.9 million from an adjusted non-GAAP operating loss of $0.5 million in the prior year period and an increase of $0.4 million from adjusted non-GAAP income of $2.0 million in the fourth quarter of 2012. Operating loss for the first quarter of 2013 was $2.9 million compared to a loss of $2.8 million in the first quarter of 2012.

Net loss for the first quarter of 2013 was $3.2 million, or $0.37 per diluted share, compared to a net loss of $1.8 million, or $0.21 per diluted share, in the prior year period. Excluding the national sales meeting and the stock based compensation expense, net loss per diluted share was $0.05 for the first quarter of 2013 (See reconciliation in Table 2).

Corporate Highlights

•
The Company completed its transition from an independent agent model to an employee sales team in the United States and continued to increase its emphasis on productivity per sales representative. Upon completion of the transition, Lawson entered 2013 with 757 sales representatives. During 2013, Lawson intends to expand the number of sales areas covered and improve the penetration of sales in existing territories

•
Lawson launched its new e-commerce websites www.lawsonproducts.com and www.kent-automotive.com. These websites enable new and existing customers to perform product searches easily, obtain pricing and place orders directly via the Internet. These websites have been designed to improve cross-selling and up-selling activity, as well as enhance Lawson's visibility to customers when its sales team is not on-site with the customer.

•
The Company conducted its first national sales meeting in six years. The meeting included training, a supplier trade show and updates on the Company's strategy. The event also provided the sales representatives an opportunity to network and share best practices.

•
The Company is on schedule to complete the transition of the operations currently performed at its Addison, Illinois distribution center to its new packaging and distribution center in McCook, Illinois in the first half of 2013. As the McCook facility becomes fully operational, the Company believes it will begin to realize further efficiencies in its operations and enhance customer service through reductions in order delivery times and increased order fulfillment rates to support sales growth.

“In 2013, we will focus on increasing sales through a combination of adding sales representatives in under-served areas and improving sales productivity. We will also continue to improve our operational efficiency and leverage past investments made in our infrastructure. Lawson is well positioned for the future and we are confident in our ability to grow sales and improve our operating performance while better serving our customers,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss the first quarter 2013 results at 9:00 a.m. EDT on April 25, 2013. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through May 9, 2013. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 9, 2013.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS) is an industrial distributor of more than 450,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, District of Columbia, Canada and Puerto Rico. You can learn more about the Company on its website at www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2012, Form 10-K filed on February 25, 2013. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$71,995	$75,962
Cost of goods sold	31,001	34,628
Gross profit	40,994	41,334

Operating expenses:
Selling, general and administrative expenses	43,857	43,982
Severance expenses	—	185
	43,857	44,167

Operating loss	(2,863)	(2,833)

Interest expense	(213)	(82)
Other expenses, net	(61)	(7)

Loss from continuing operations before income taxes	(3,137)	(2,922)

Income tax expense (benefit)	57	(1,137)

Loss from continuing operations	(3,194)	(1,785)

Discontinued operations, net of income taxes	(29)	(13)

Net loss	$(3,223)	$(1,798)

Basic and diluted loss per share of common stock:
Continuing operations	$(0.37)	$(0.21)
Discontinued operations	—	—
Net loss per share	$(0.37)	$(0.21)

Basic weighted average shares outstanding	8,606	8,574
Dilutive effect of stock based compensation	—	—
Diluted weighted average shares outstanding	8,606	8,574

Cash dividends declared per share of common stock	$—	$0.12

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,335	$1,640
Accounts receivable, less allowance for doubtful accounts	36,063	31,387
Inventories	54,526	51,484
Miscellaneous receivables and prepaid expenses	6,350	5,451
Deferred income taxes	17	17
Discontinued operations	342	350

Total current assets	98,633	90,329

Property, plant and equipment, net	66,425	67,155

Cash value of life insurance	12,701	14,943
Deferred income taxes	55	55
Other assets	458	449

Total assets	$178,272	$172,931

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$19,842	$16,127
Accounts payable	16,364	11,833
Accrued expenses and other liabilities	33,898	31,762
Discontinued operations	106	106

Total current liabilities	70,210	59,828

Security bonus plan	17,224	18,837
Deferred compensation	5,779	5,868
Financing lease obligation	10,789	10,786
Deferred rent liability	4,780	4,621
Other liabilities	1,882	2,258
	40,454	42,370

Total Stockholders’ equity	67,608	70,733

Total liabilities and stockholders’ equity	$178,272	$172,931

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See the two tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

Operating income (loss), as reported per GAAP	$(2,863)	$2,471	$(2,833)

Severance (benefit) expense	—	(159)	185
Gain on sale of assets (1)	—	(1,588)	—
Stock based compensation (2)	1,596	434	198
Payroll-related taxes (3)	2,429	842	1,943
National sales meeting	1,225	—	—

Adjusted non-GAAP operating income (loss)	$2,387	$2,000	$(507)

(1)    Gain on the sale of the Des Plaines, Illinois headquarters and packaging facility
(2)    Expense for stock based compensation of which a portion varies with the Company's stock price
(3)    Includes employer related payroll taxes for which the majority is incurred in the first two quarters

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET LOSS PER DILUTED SHARE
(Unaudited)
Three Months Ended March 31, 2013

Net loss per diluted share, as reported per GAAP	$(0.37)

Stock based compensation (1)	0.18
National sales meeting	0.14

Adjusted non-GAAP net loss per diluted share	$(0.05)

(1)    Expense for stock based compensation of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS

	(Dollars in thousands)
	Three Months Ended
	Mar. 31, 2013		Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012

Number of business days	63		61	63	64	64

Average daily net sales	$1,143		$1,118	$1,143	$1,162	$1,187
Sequential quarter increase (decrease)	2.2%		(2.2)%	(1.6)%	(2.1)%	(2.3)%

Average active sales rep. count	762	(1)	769	773	807	861

Sales per rep. per day	$1.500		$1.454	$1.478	$1.440	$1.379
Sequential quarter increase (decrease)	3.2%		(1.6)%	2.7%	4.4%	1.3%

Net sales	$71,995		$68,193	$71,984	$74,348	$75,962
Gross profit	40,994		39,672	43,360	36,816 (2)	41,334

Gross profit percentage	56.9%		58.2%	60.2%	49.5%	54.4%

Operating expenses
Selling, general & administrative expenses	43,857		38,948	43,311	45,484	43,982
Severance (benefit) expense	—		(159)	1,410	6,585	185
Gain on sale of assets	—		(1,588)	(11)	(2,122)	—
Goodwill impairment	—		—	—	28,306	—
	43,857		37,201	44,710	78,253	44,167

Operating income (loss)	$(2,863)		$2,471	$(1,350)	$(41,437)	$(2,833)

(1)	Following the transition of the U.S. independent agents to employee status, the Company began January 1, 2013 with 757 sales representatives

(2)	Gross profit for the three months ended June 30, 2012 includes a $3.9 million charge for discontinuing certain stocked products

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665